Exhibit 10.7
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (the “Agreement”) dated as of July 19, 2006 (the “Effective Date”), is made and entered, into by and between REUTERS AMERICA LLC (“Licensor”), a Delaware limited liability company having an office at Three Times Square, New York, NY 10036, and GreenHaven, LLC (“Greenhaven”), a Georgia limited liability company having an office at 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326 (“Licensee”).
     WHEREAS, Licensor compiles, calculates, maintains and owns rights in and to the Continuous Commodity Index, also known as the CCI (as well as the subindices to that Index, and total return and excess return values, as named in Exhibit C), and to the proprietary data contained therein; and
     WHEREAS, Licensee wishes to use the Index value, Subindex values, Total Return values, and Excess Return values as the basis of the product(s) described in Exhibit A hereto (the “Product(s)”); and
     WHEREAS, Licensee or its affiliates wishes to use the Index name (the “Marks”) in connection with the issuance, marketing and/or promotion of the Product(s) under applicable law, rules and regulations in order to indicate that Licensor is the source of the Index; and
     WHEREAS, Licensor wishes to license to Licensee the use of the Index and the Marks in connection with the Product(s), all in accordance with the terms and conditions hereinafter set forth;
     NOW, THEREFORE, the parties hereto agree as follows:
1. Grant and Scope of License.
     (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee a non-transferable, non-exclusive, limited license, with no right to sublicense (other than as detailed below), (i) to use the calculated values for the Index, Subindex, Total Return, and Excess Returns specified in Exhibit C as a component of the Product(s) described in Exhibit A to be created, issued, offered, written and/or sold by Licensee and (ii) to use and refer to the Marks in connection with the marketing and promotion of such Product(s), management. administration, listing of the Products, and in connection with making such disclosure about the Product(s) whichever is relevant as Licensee deems necessary or desirable under any applicable law, rules or regulations, but, in each case, only to the extent necessary to indicate the Products are based upon the Index and to indicate that Reuters is the source of the Index and subject to Section 4. It is expressly agreed and understood by Licensee that no rights to use the Index or the Marks are granted hereunder other than those specifically described and expressly granted herein. Licensee may sublicense the right to use and refer to the Marks as detailed in (ii) above to those who promote, market, maintain, manage and sell the Products on behalf of

Licensee for the sole purpose of enabling such entities to promote, market, maintain and sell the Products, provided that no such sublicense shall be made except with respect to the Products and then only to the extent of the rights expressly granted to Licensee pursuant to this Agreement.
     (b) The parties agree that this Agreement does not obligate Licensor to provide or deliver the Index values and/or related data to Licensee and Licensee shall be required to obtain such Index values and/or related data from an authorized distributor of such Index values and/or related data.
2.Term and Termination.
     (a) This Agreement shall commence on the Effective Date and shall continue in effect for two (2) years (“Initial Term”);
     (b) After the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a “Renewal Term”) unless and until (i) Licensor or Licensee terminates this Agreement at the expiration of the Initial Term or any Renewal Term by giving at least one hundred eighty (180) days’ prior written notice to the other parties, or (ii) terminated as set forth below.
     (c) Licensor shall have the right to terminate this Agreement in the event of any material breach of this Agreement by Licensee, which breach is not cured within thirty (30) days following Licensee’s receipt of written notice from Licensor of such breach;
     (d) Licensor shall have the right to terminate this Agreement one hundred eighty (180) days following the date upon which Licensor provides written notice to Licensee that Licensor is suspending offering the Index to licensees in general.
3. License Fees and Reporting.
     (a) As consideration for the license granted under the Agreement, Licensee shall pay to Licensor the fees (“License Fees”) calculated as set forth on Exhibit B hereto. Licensee shall pay the License Fees within thirty (30) business days after the end of the calendar quarter of Licensee’s receipt of Licensor’s invoice to which the License Fees relate. All amounts shall be paid in cash and shall be non-refundable. All amounts stated are net of any withholding taxes, such that the amounts due and payable to Licensor under this Agreement, after any applicable deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed, will not be less than the amounts set forth on Exhibit B.
     (b) Licensee shall deliver to Licensor, within ten (10) business days after each calendar quarter during the Term, a written report, upon which Licensor’s invoice referenced in Section 3(a) will be based, detailing (i) maximum daily total assets, (ii) minimum daily total assets, and (iii) average daily official closing amount of total assets, invested in the Products during the preceding calendar quarter, based upon business days during which any of the trading venues upon which the Products may be traded having been open for trading.
     (c) Licensor shall have the right to audit on a confidential basis the relevant books and records of Licensee to confirm the accuracy of any one or more calculations of License Fees. Licensor shall bear its own costs of any such audit unless it is determined that Licensor has been underpaid by 5% or more with respect to the payments being audited, in which, case Licensor’s costs of such audit shall be paid by Licensee.
     (d) Licensee shall be responsible for all costs associated with the receipt of the Index.
4. Informational Materials Review.
     (a) Licensee shall use its best efforts to protect the goodwill and reputation of the Index and of the Marks in connection with its use of the Marks under this Agreement.
     (b) Licensee shall submit to Licensor for its review and approval all prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) relating to the Product(s) and that in any way use or refer to Licensor or the Index (the “Informational Materials”). Licensor will use reasonable endeavors to provide approval or comments within 5 business days. In any event, approval by Licensor hereunder shall not be unreasonably withheld or delayed. Once Informational Materials have been approved by Licensor, subsequent Informational Materials that do not alter the use or description of Licensor and the index need not be submitted for review and approval by Licensor.
     (c) In each item of Informational Material, Licensee shall use only the full name of the Index, and shall not use any abbreviation therefor.
5. Proprietary Rights.
     (a) Licensee acknowledges that the Index is selected, coordinated, arranged and prepared by Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Licensor. Licensee also acknowledges that, as between Licensee and Licensor, the Marks are the exclusive property of Licensor, that Licensor has and retains all proprietary rights therein (including, but not limited to, trademarks and copyrights) and that the Index and its compilation and composition and changes therein are in the control and sole discretion of Licensor.
     (b) Licensor reserves all rights with respect to the Index and the Marks except those expressly licensed to Licensee hereunder.

     (c) The following notice will appear at the foot of any list or table which reproduces in whole or substantial part the Index: “Copyright 200[ ]. Reuters America LLC. Used with permission.”
6. Warranties; Disclaimers; Indemnification.
     (a) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in its Informational Materials and any contract(s) relating to the Product(s) and upon request to furnish a copy (copies) thereof to Licensor:
     “THE PRODUCT(S) IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY REUTERS AMERICA LLC (“REUTERS”), OR ANY OF ITS SUBSIDIARIES OR AFFILIATES (COLLECTIVELY THE “LICENSOR”), LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE PRODUCT(S) OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES OR COMMODITIES GENERALLY OR IN THE PRODUCT(S) PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK GENERAL COMMODITY MARKET PERFORMANCE. LICENSOR’S ONLY RELATIONSHIP TO [LICENSEE NAME] (“LICENSEE”) IS THE LICENSING OF THE INDEX, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY LICENSOR WITHOUT REGARD TO THE LICENSEE OR THE PRODUCT(S). LICENSOR HAS NO OBLIGATION TO TAKE THE NEEDS OF THE LICENSEE OR THE OWNERS OF THE PRODUCT(S) INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX. LICENSOR IS NOT RESPONSIBLE FOR AND HAVE NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE PRODUCT(S) TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE PRODUCT(S) IS TO BE CONVERTED INTO CASH. LICENSOR HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT(S).
     LICENSOR AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS MAY BUY OR SELL SECURITIES OR COMMODITIES MENTIONED OR CONTEMPLATED HEREIN AS AGENT OR AS PRINCIPAL FOR THEIR OWN ACCOUNTS AND MAY HAVE POSITIONS OR ENGAGE IN TRANSACTIONS BASED ON OR INDEXED TO THE INDEX. IT IS POSSIBLE THAT LICENSOR’S TRADING ACTIVITY WILL AFFECT THE VALUE OF THE INDEX. LICENSOR MAY OPERATE AND MARKET OTHER INDICES THAT MAY COMPETE WITH THE INDEX.
     LICENSOR DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO

RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”
     Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of Licensor.
     (c) Licensee represents and warrants to Licensor, and Licensor represents and warrants to Licensee, that it has the authority to enter into this Agreement according to its terms.
     (d) Licensee represents and warrants to Licensor that the Product(s) shall at all times comply with the relevant descriptions in Exhibit A and shall not violate any of the restrictions set forth therein.
     (e) Licensee represents and warrants to Licensor that the Product(s) shall not violate any applicable law, including but not limited to banking, commodities and securities laws.
     (f) LICENSOR, ITS AFFILIATES, EMPLOYEES AND AGENTS, SHALL HAVE NO LIABILITY, CONTINGENT OR OTHERWISE, TO LICENSEE OR TO THIRD PARTIES, FOR THE ACCURACY, COMPLETENESS OR CURRENCY OF THE INDEX OR FOR DELAYS OR OMISSIONS THEREIN, OR FOR INTERRUPTIONS IN THE DELIVERY OF THE INDEX. IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) WHICH MAY BE INCURRED OR EXPERIENCED ON ACCOUNT OF LICENSEE ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF LICENSOR HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT DIMINISHING THE DISCLAIMERS AND LIMITATIONS SET FORTH IN THIS SECTION 6, IN NO EVENT SHALL THE CUMULATIVE LIABILITY OF LICENSOR TO LICENSEE UNDER THIS AGREEMENT EXCEED THE LICENSE FEES ACTUALLY PAID TO LICENSOR HEREUNDER FOR THE FULL CALENDAR YEAR IMMEDIATELY PRECEDING THE FINDING OF SUCH LIABILITY.
     (g) Licensee shall indemnify, protect, and hold harmless Licensor, its affiliates.

employees and agents from and against any and all losses, liabilities, judgments, suits, actions, proceedings, claims, damages, costs (including reasonable attorneys’ fees and disbursements) resulting from or arising out of failure to fulfill its obligations under this Agreement, the use by Licensee of the Index, the Product(s) or otherwise arising out of this Agreement.
7. Confidentiality.
     Each of Licensor and Licensee acknowledges that it or its employees may in the course of performing their responsibilities under this Agreement, he exposed to or acquire information which is proprietary to or confidential to the other party or its affiliates or clients or to third parties to whom the other party owes a duty of confidentiality. Any and all non-public information of any form obtained by one party or its employees regarding the other party, including without limitation information related to the calculation of the Index, shall be deemed to be confidential and proprietary information. The recipient of such confidential and proprietary information agrees to hold such information in confidence and not to use or disclose such information for any purpose whatsoever other than as contemplated by this Agreement and to advise each of its employees who may be exposed to such proprietary and confidential information of their obligations hereunder.
8. No Promotion.
     Except as specifically provided herein, Licensee agrees that it will not, without the prior written consent of Licensor in each instance, (i) use in advertising, publicity, or otherwise the name of Licensor, or any affiliate of Licensor, or any employee of Licensor, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Licensor or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by Licensee has been approved or endorsed by Licensor.
9. Force Majeure.
     No party shall be liable or deemed to be in default for any delay or failure to perform under this Agreement or for interruption of the services resulting directly or indirectly from any cause beyond such party’s reasonable control.
10. General.
     (a) Licensee acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing and all other oral, written or other communications between them concerning this subject matter. This Agreement shall not be modified in any way except by a writing signed by all parties.

     (b) This Agreement may not be assigned by Licensee without the prior written consent of Licensor. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
     (d) If any provision of the Agreement (or any portion thereof) shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
     (e) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, by overnight delivery service, or by facsimile transmission to the address set forth below or such address as a party shall specify by a written notice to the other parties and (iii) deemed given upon receipt.

Notice to Reuters:	Reuters America LLC
3 Times Square
New York, New York 10036
Attn: Thomas Gros, EVP, Global Head of
New Markets and Commodities & Energy
FAX: 646-223-7740

With a copy to:

Reuters America LLC
3 Times Square
New York, New York 10036
ATTN: General Counsel

Notice to Licensee:	GreenHaven, LLC
3340 Peachtree Road, Suite 1910
Atlanta, Georgia 30326
ATTN: Ashmead Pringle, Manager
FAX: 404-261-5468

With a copy to:

Taylor, Busch, Slipakoff & Duma, LLP
1600 Parkwood Circle, Suite 200
Atlanta, Georgia 30339
ATTN: George C. Gaskin, Esq.
FAX: 770-434-7376

     (f) The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.
     (g) Each of Licensor and Licensee acknowledges that a breach of any provision of Section 7 of this Agreement will cause the applicable party irreparable injury and damage and therefore may be enjoined through injunctive proceedings in addition to any other rights and remedies which may be available to the applicable party at law or in equity. Licensee consents to jurisdiction in the State or Federal courts located in New York County, State of New York, for enforcement of this provision.
     (h) This Agreement and all matters relating to or arising under this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law, and any litigation arising out of or connected in any way with this Agreement shall take place in a State or Federal court of competent jurisdiction in New York County, State of New York.
     (i) The following Sections shall survive termination of this Agreement: 5, 6, 7, 8 and 10.
          (j) Where a Product is traded in a currency other than U.S. dollars, the U.S. dollar equivalent, for purposes of Section 1(b), Section 3 and Exhibit B hereunder, will be calculated using the fixing rate of exchange displayed on the BCE’s screen on the valuation date which, for the avoidance of doubt, can be found at http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

REUTERS AMERICA LLC

By:	/s/ [ILLEGIBLE]
Name
Title
Date	7/21/06

LICENSEE

GREENHAVEN, LLC

By:	/s/ Ashmead Pringle
Name	Ashmead Pringle
Title	President - Managing Member
Date	7/20/06

EXHIBIT A
PRODUCTS
     “Products” means an exchange traded fund (“ETF”) that has both of the following characteristics:
     (a) it is available for trade on the following venue(s):
Any U.S. or Canadian stock exchange, including but not limited to the New York Stock Exchange, the American Stock Exchange, and the Toronto Stock Exchange.
and
     (b) it is launched no later than:
One year from the date of this Agreement.
For the avoidance of doubt, Products are strictly limited in nature to ETFs and may not include options contracts, futures contracts, exchange-traded notes, over-the-counter instruments, or any other type of security.

EXHIBIT B
LICENSE FEES
A. Base License Fee
(i)	$37,500 per annum, the first annual payment of which is to be paid on the date on which the Product listed on an exchange or ninety (90) days from execution by the Licensee, whichever is earlier.
B. Variable License Fee
(i)	0.060% (6 basis points) per annum of the first $100,000,000 US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii).

(ii)	0.05% (5 basis points) per annum of each additional US Dollar, or foreign currency equivalent, invested in the Products, in excess of $100,000,000 US based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii).

EXHIBIT C
INDEX, SUBINDICES, and TOTAL and EXCESS RETURNS
Index
Continuous Commodity Index (CCI)
Subindices
CCI Energy Sub-index,
CCI Grains and Oilseeds Sub-index
CCI Industrials Sub-index
CCI Livestock Sub-index
CCI Precious Metals Sub-index
CCI Softs Sub-index
Total Returns
Continuous Commodity Index Total Return (RIC: <CCITR>)
Should Licensor commence the calculation, and publication of, total return values for certain CCI Subindices, Licensee may use such Subindex total return values subject to the terms of this Agreement.
Excess Returns
Continuous Commodity Index Excess Return (RIC: <CI>).
Should Licensor commence the calculation, and publication of, excess return values for certain CCI Subindices, Licensee may use such Subindex excess return values subject to the terms of this Agreement.

ADDENDUM TO LICENSE AGREEMENT
This addendum (“Addendum”) is entered into this 11th day of October, 2006 by and between Reuters America LLC (hereinafter “Reuters”) and GreenHaven, LLC (“Greenhaven”),. This Addendum is entered into to modify the License Agreement between Reuters and Greenhaven dated July 19th, 2006 (“Agreement”).
1.	For the period beginning with the date of the agreement through October 18, 2008, Reuters agrees not to license to any entity the right to use the “CCI” or “Continuous Commodity Index” for an exchange traded fund (ETF) to be traded on a US equity exchange. The parties agree that the Initial Term shall end on October 12, 2008.

2.	In consideration of the agreement above, Greenhaven agrees to pay Reuters an additional sum of $250,000 payable in the following manner: $50,000 shall be due upon execution of this Addendum and $200,000 shall be due on June 29, 2007. In the event Greenhaven does not achieve regulatory clearance to list the ETF on a US Exchange from the Securities and Exchange Commission; the (S-1) filing deemed effective by June 29, 2007, Greenhaven shall not be required to pay the fee of $200,000 and Section 1 above shall be null and void as of June 29, 2007, and .Reuters shall be entitled to retain the $50,000 payment.

3.	Except as expressly modified by this Addendum, the terms of the Agreement, and any appendices or addenda thereto, shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Addendum, the terms of this Addendum shall prevail and control.
IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.

Accepted by:

Reuters America LLC		GreenHaven, LLC

By:	/s/ Thomas D. Gros	By:	/s/ Ashmead Pringle, III

Name:	Thomas D. Gros	Name:	Ashmead Pringle

Title:	Executive Vice President New Markets	Title:	Manager

Date:	October 20, 2006	Date:	October 18, 2006

SECOND ADDENDUM TO LICENSE AGREEMENT
This second addendum (“Second Addendum”) is entered into this 18th day of September, 2007 by and between Reuters America LLC (hereinafter “Reuters”) and GreenHaven, LLC (“Greenhaven”) and GreenHaven Commodity Services, LLC (“GCS”). This Second Addendum is entered into to modify the License Agreement between Reuters and Greenhaven dated July 19th, 2006 with addendum dated October 11, 2006 (“First Addendum”) (collectively the “Agreement”).
1.	Greenhaven hereby assigns all of its rights and obligations under the Agreement to GCS. GCS hereby accepts such assignment and Reuters hereby consents to such assignment.

2.	The second sentence of Section 2 of the First Addendum is hereby deleted.

3.	Reuters acknowledges receipt of $50,000 toward the $250,000 exclusive fee specified in the Addendum. The parties hereby agree to the following modified payment structure for the remaining $200,000. All future payments are non-refundable and are due in $50,000 payments due not later than October 1st, 2007, January 1, 2008, March 1, 2008, and June 1, 2008. These payments are over and above the non-exclusive fees due under the Agreement. In the event GCS notifies Reuters that GCS failed to receive regulatory approval from the SEC for its ETF, Reuters agrees to waive any payments which were not yet due as of the date of the notice. Any payments already made shall be non-refundable and any payments which are past due shall be paid immediately. In the event GCS is late in making any payments or notifies Reuters of a rejection from the SEC, all exclusivity under this license arrangement shall immediately lapse.

4.	Except as expressly modified by this Second Addendum, the terms of the Agreement, and any appendices or addenda thereto, shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Second Addendum, the terms of this Addendum shall prevail and control.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.

Accepted by:

Reuters America LLC		GreenHaven, LLC

By:	/s/ Christina Carlson	By:	/s/ Ashmead Pringle, III

Name:	Christina Carlson	Name:	Ashmead Pringle, III

Title:	Contracts Manager	Title:	Manager

Date:	10/19/07	Date:	9/21/2007

GreenHaven Commodity Services, LLC

By:	/s/ Ashmead Pringle, III

Name:	Ashmead Pringle, III

Title:	Manager

Date:	9/21/2007